(n)(1)

FIFTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

FOR

ING MAYFLOWER TRUST

I.              Introduction

ING Mayflower Trust (on behalf of its series listed on Schedule A), together with any funds or series that may be established in the future (referred to herein collectively as the “Funds” and each individually as a “Fund”), hereby adopts this Multiple Class Plan (the “Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

II.            Multiple Class Structure

Each of the Funds continuously offers the classes of shares indicated by the Fund’s name on Schedule A.  Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:  (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.  In addition, Class A, Class B, Class C, Class I, Class R and Class W shares shall have the features described below.

A.            Sales Charge Structure

(1)           Class A Shares.  Class A shares of a Fund shall be offered at net asset value plus an initial sales charge.  The front-end sales charge shall be in such amount as is disclosed in the Fund’s prospectus or supplements thereto and shall be subject to reductions for larger purchases and such waivers or reductions as are disclosed in the Fund’s prospectus or supplements thereto.  Class A shares generally shall not be subject to a contingent deferred sales charge (“CDSC”); however, a CDSC in such amount as may be described in the Funds’ prospectus or supplements thereto may be imposed on redemptions of Class A shares acquired in a purchase of over a million dollars that are redeemed within a specified number of months of their purchase, as described in the Funds’ prospectus or supplements thereto.  Additional CDSCs may be imposed in such other cases as the Board of Trustees of ING Mayflower Trust (the “Board”) may approve and as are disclosed in the Funds’ prospectus or supplements thereto.

(2)           Class B Shares.  Class B shares of a Fund shall be offered at net asset value without the imposition of an initial sales charge.  A CDSC in such amount as is described in the Funds’ prospectus or supplements thereto shall be imposed on Class B shares, subject to such waivers or reductions as are disclosed in the Funds’ current prospectus or supplements thereto.  Class B shares automatically convert to Class A shares, as described in the Funds’ current prospectus or supplements thereto.

(3)           Class C Shares.  Class C shares of a Fund shall be offered at net asset value without the imposition of a sales charge at the time of purchase.  A CDSC in such amount as is described in the Funds’ current prospectus or supplements thereto shall be imposed on redemptions of Class C shares made within one year from the first day of the month after purchase, subject to waivers or reductions as are disclosed in the Funds’ current prospectus or supplements thereto.  Class C shares do not automatically convert to Class A shares.

(4)           Class I Shares.  Class I shares shall be offered to certain institutional investors, as indicated in the Fund’s prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or a CDSC.  A minimum initial investment for Class I shares is imposed as described in the Funds’ current prospectus or supplements thereto.

(5)           Class R Shares.  Class R shares of a Fund shall be offered at net asset value without the imposition of a sales charge at the time of purchase.

Class R shares shall not be subject to a CDSC.  Class R shares do not automatically convert to Class A shares.

(6)           Class W Shares.  Class W shares shall be offered to certain institutional investors, including wrap program sponsors or registered investment advisers, as indicated in the Funds’ current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or a CDSC.  A minimum initial investment for Class W shares is imposed as described in the Funds’ current prospectus or supplements thereto.

B.            Service and Distribution Plans

Each Fund has adopted a 12b-1 plan for each class of shares of that Fund (other than Class I and Class W shares) with the following terms:

(1)           Class A Shares.  Class A shares of each Fund, shall pay ING Funds Distributor, LLC (the “Distributor” or “IFD”) 0.25% annually of the average daily net assets of each Fund’s Class A shares for service activities, as defined in the rules of the National Association of Securities Dealers, and may pay up to 0.05% annually of the average daily net assets of each Fund’s Class A shares for distribution activities.

(2)           Class B Shares.  Class B shares of each Fund, shall pay the Distributor 0.25% annually of the average daily net assets of each Fund’s Class B shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.75% annually of the average daily net assets of each Fund’s Class B shares for distribution activities.

(3)           Class C Shares.  Class C shares of each Fund shall pay the Distributor 0.25% annually of the average daily net assets of each Fund’s Class C shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.75% annually of the average daily net assets of each Fund’s Class C shares for distribution activities.

(4)           Class I Shares.  Class I shares of each Fund pay no service or distribution fees.

(5)           Class R Shares.  Class R shares of each Fund pay the Distributor 0.25% annually of the average daily net assets of each Fund’s Class R shares for service activities, as defined in the rules of the National Association of Securities Dealers, and 0.25% annually of the average daily net assets of each Fund’s Class R shares for distribution activities.

(6)           Class W Shares. Class W shares of each Fund pay no service or distribution fees.

C.            Allocation of Income and Expenses

(1)           The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets.  To the extent practicable, certain expenses (other than Class Expenses and Transfer Agency Expenses, each as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund.  These expenses include:

(a)           Expenses incurred by each Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(b)           Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(2)           Expenses (other than Transfer Agency Expenses, as defined below) attributable to a particular class (“Class Expenses”) shall be limited to:  (i) payments made pursuant to a 12b-1 plan; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iii) Blue Sky registration fees incurred by a class; (iv) SEC registration fees incurred by a class; (v) the expense of administrative personnel and services to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) Trustees’ fees incurred as a result of issues relating to one class.  Expenses in category (i) above must be allocated to the class for which such expenses are incurred.  All other “Class Expenses” listed in categories (ii)-(vii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item.  Trust Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values.  Approved Class Expenses shall be allocated to the particular class to which they are attributable.

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board and approved by such Board and by a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act.

(3)           Transfer agency fees and expenses, including any expenses of broker-dealers, sub-transfer agents and other third parties providing shareholder services to shareholders of a Fund (“Transfer Agency Expenses”), shall be allocated to each class of the Fund as set forth below:

(a)          Transfer Agency Expenses attributable to Class I Shares of a Fund shall be allocated exclusively to Class I Shares of such Fund and shall be subtracted from the gross income of the Fund attributable to such Class I Shares; and

(b)         Transfer Agency Expenses attributable to all other classes of a Fund shall be allocated to all classes of the Fund, other than Class I Shares, on a pro rata basis in accordance with the relative net assets of each class of the Fund (other than Class I Shares) in relation to the net assets of the Fund (excluding the net assets of the Fund attributable to Class I Shares) and shall be subtracted from the gross income attributable to each such class of the Fund.

D.            Exchange Privileges.

Shares of one class of a Fund may be exchanged for shares of that same class of any other ING Fund without payment of any additional front-end sales charge, except as provided below, and except that a CDSC that was applicable to the original ING Fund being held by the shareholder shall continue to apply to the investment in the ING Fund into which the shareholder has exchanged.  If a shareholder exchanges into ING Senior Income Fund and subsequently offers his common shares for repurchase by that Fund, the CDSC will apply from the original ING Fund from which he or she exchanged.  A sales charge, equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund.  If a shareholder exchanges and subsequently redeems his or her shares, any applicable CDSC will be based on the full period of the share ownership.

A shareholder may also exchange Class A shares of any Fund for Class I shares of the same Fund, which the shareholder is eligible to purchase, subject to the discretion of the Distributor to permit or reject such an exchange.  In addition, a shareholder may exchange shares of any Fund for shares of a different class of the same Fund, which the shareholder is eligible to purchase, subject to the discretion of the Distributor to permit or reject such an exchange.

E.             Conversion Features.  Class B shares automatically convert to Class A shares after eight years from purchase.

For purposes of conversion to Class A shares, shares purchased through the reinvestment of dividends and distributions paid in respect of Class B shares in a shareholder’s Fund account will be considered to be held in a separate subaccount.  Each time any Class B shares in the shareholder’s Fund account (other than those in the subaccount) convert to Class A, an equal pro rata portion of the Class B shares in the subaccount will also convert to Class A.

Shares shall be converted at the relative net asset values of the two classes without the imposition of a sales charge, fee or other charge.  If the amount of Class A 12b-1 expenses of any Fund is increased materially without the approval of the Class B shareholders, any conversion will only take place in a manner permitted by Rule 18f-3.

F.             Waiver or Reimbursement of Expenses.  Expenses may be waived or reimbursed by any adviser, by the Distributor or any other provider of services to the Funds without the prior approval of the Board.

III.           Board Review

A.            Initial Approval

The Board, including a majority of the Trustees who are not “interested persons” of the Funds and the Trust as defined in the 1940 Act, initially approved the Plan, with regard to the Funds and classes thereof that were offered at the time, on October 29, 1996, approved an amendment to the Plan on July 29, 1998, and approved amended and restated Plans on December 16, 1998, May 9, 2001, November 2, 2001, May 14, 2009, September 10, 2009, November 20 2009 and November 18, 2010.  These approvals were based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust.  Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

B.            Approval of Amendments

The Plan may not be amended materially unless the Board, including a majority of the Trustees who are not “interested persons” of the Funds and the Trust as defined in the 1940 Act, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust.  Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

C.            Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

IV.           Miscellaneous

A.            Limitation of Liability

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, have adopted this Fifth Amended and Restated Multiple Class Plan as of this 19th day of May, 2011.

ING MAYFLOWER TRUST

Last Approved: May 19, 2011

Amended: November 18, 2010 to modify Class-Specific Expense Language.

Last Amended: May 19, 2011 to add Class R shares to the Plan.